QuickLinks -- Click here to rapidly navigate through this document

Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Magnolia Oil & Gas Corporation:

        We consent to the use of our report dated February 27, 2019, with respect to the consolidated balance sheet of Magnolia Oil & Gas Corporation (formerly TPG Pace Energy Holdings Corp.) as of December 31, 2018, and the related consolidated statements of operations, stockholders' equity, and cash flows for the period from July 31, 2018 to December 31, 2018 (Successor Period), and the related notes collectively, the consolidated financial statements, incorporated herein by reference and to the reference to our firm under the heading "Experts" in the prospectus.

/s/ KPMG LLP

Houston, Texas
July 10, 2019

QuickLinks

  Exhibit 23.1
Consent of Independent Registered Public Accounting Firm